As filed with the Securities and Exchange Commission on February 13, 2008
Registration Number 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Converted Organics Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-4075963 (I.R.S. Employer Identification No.)
7A Commercial Wharf West
Boston, MA 02110
(617) 624-0111
(Address, including zip code, and telephone number,
including area code of registrant’s principal executive offices)
Edward J. Gildea
Chief Executive Officer
Converted Organics Inc.
7A Commercial Wharf West
Boston, MA 02110
(617) 624-0111
(Name, address, including zip code, and telephone number, including area code of agent for service)
Copies to:
Marc J. Ross, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Tel: (212) 930-9700
Fax: (212) 930-9725
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Proposed Maximum Offering		Proposed Maximum	Amount of Registration
Securities to be Registered	Registered	Price Per Share		Aggregate Offering Price	Fee
Common Stock, $.0001 par value	750,000	$9.94	(1)	$7,455,000	$292.98
Redeemable Class A warrants	375,000	$3.77	(2)	$1,413,750	$55.56
Non-redeemable Class B warrants	375,000	$3.90	(3)	$1,462,500	$57.48
Total				$10,331,250	$406.02

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low prices as reported on the Nasdaq Capital Market on February 8, 2008, which was $9.94 per share.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low prices as reported on the Nasdaq Capital Market on February 8, 2008, which was $3.77 per warrant.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low prices as reported on the Nasdaq Capital Market on February 8, 2008, which was $3.90 per warrant.
     The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED FEBRUARY 13, 2008
PROSPECTUS
CONVERTED ORGANICS INC.
750,000 Shares of Common Stock
375,000 Class A Warrants
375,000 Class B Warrants
     This prospectus relates to the offer and resale by certain of our stockholders and warrantholders, referred to as “Selling Securityholders,” of up to 750,000 shares of our common stock, par value $0.0001 per share, 750,000 redeemable Class A warrants, and 750,000 non-redeemdable Class B warrants that they own or that they may acquire pursuant to the exercise of warrants; and to the initial issuance of shares of our common stock upon the exercise of the Class A and Class B warrants acquired from the Selling Securityholders pursuant to this prospectus. We will not receive any proceeds from the sale of these securities. We will bear all expenses in connection with the registration of the securities.
     Holders of the Class A warrants and Class B warrants may purchase one share of common stock for each warrant exercised. The Class A warrants and the Class B warrants are exercisable at $8.25 per share and $11.00 per share, respectively, at any time on or before February 13, 2012.
     Our common stock, Class A warrants, and Class B warrants are quoted on The Nasdaq Capital Market under the symbols “COIN”, “COINW” and “COINZ”, respectively. The last sale price of the common stock, Class A warrants and Class B warrants on February 8, 2008 was $9.82, $3.70, and $3.91, respectively.
     The securities offered in this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus to read about factors you should consider before buying our securities.
     The Selling Securityholders are offering these securities. The Selling Securityholders may sell all or a portion of these securities from time to time in market transactions through any market on which the securities are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The Selling Securityholders will receive all proceeds from the sale of the securities. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus is                     , 2008

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of a registration statement that we filed on Form S-3 with the Securities and Exchange Commission or SEC. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. You should refer to the registration statement for additional information about us and the securities being offered in this prospectus. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement or any document incorporated by reference into the registration statement are not necessarily complete, and you should review the referenced document itself for a complete understanding of its terms.
We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference facilities located at 100 F Street, N.E., Washington, DC 20549. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov.
INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Because we are incorporating by reference our future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some or all of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the Selling Securityholders sell all of our securities registered under this prospectus.
Converted Organics Inc. Filings (File No. 001-33304)
•	our annual report on Form 10-KSB for the fiscal year ended December 31, 2006 filed with the SEC on April 2, 2007;

•	our quarterly report on Form 10-QSB for the fiscal quarter ended September 30, 2007 filed with the SEC on November 13, 2007;

•	our quarterly report on Form 10-QSB for the quarter ended June 30, 2007 filed with the SEC on August 14, 2007;

•	our quarterly report on Form 10-QSB for the quarter ended March 31, 2007 filed with the SEC on May 15, 2007;

•	our current reports on Form 8-K filed on February 16, 2007, April 4, 2007, April 30, 2007, May 25, 2007, June 13, 2007, September 10, 2007, January 15, 2008, January 24, 2008, and January 29, 2008.

•	the description of our common stock, Class A warrants, and Class B warrants, contained in Item 1 of our Registration Statement on Form 8-A, filed with the SEC on February 8, 2007.
The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at Converted Organics Inc., 7A Commercial Wharf West, Boston, MA 02110, attention: chief executive officer, telephone: (617) 624-0111.
SUMMARY
This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled “Risk Factors” before deciding to invest in our securities. Converted Organics Inc. is referred to throughout this prospectus as “Converted Organics,” “we”, “us”, or the “Company”.
Our Company
Converted Organics is a development stage company seeking to use organic food waste as raw material to manufacture all-natural soil amendment products combining both nutritional and disease suppression characteristics. We plan to sell and distribute our products in the agribusiness, turf management, and retail markets. Our proposed process, which has been demonstrated in a pilot manufacturing facility, uses heat and bacteria to transform food waste into a natural fertilizer.
A substantial portion of the $8.9 million net proceeds of the initial public offering of our equity securities, which closed on February 16, 2007, together with the net proceeds of an approximately $17.5 million bond issue of the New Jersey Economic Development Authority (the “New Jersey EDA Bond”) that closed simultaneously with the closing of the initial public offering, are being used to develop and construct an organic waste conversion facility in Woodbridge, New Jersey. We expect this facility to become operational during the second quarter of 2008.

We anticipate that our revenue will come from two sources: “tip” fees and product sales. Waste haulers will pay us tip fees for accepting food waste generated by food distributors such as grocery stores, produce docks, fish markets and food processors, and by hospitality venues such as hotels, restaurants, convention centers and airports. Revenue will also come from the customers who purchase our products. Our planned products will possess a combination of nutritional, disease suppression and soil amendment characteristics. The products will be sold in both dry and liquid form and will be stable with an extended shelf life compared to other organic fertilizers. Among other uses, the liquid product is expected to be used to mitigate powdery mildew, a leaf fungus that restricts the flow of water and nutrients to the plant. These products can be used either on a stand-alone basis or in combination with more traditional petrochemical-based fertilizers and crop protection products. Based on growth trial performance, increased environmental awareness, trends in consumer food preferences and company-sponsored research, we believe our products will have substantial demand in the agribusiness, turf management and retail markets. We also expect to benefit from increased regulatory focus on organic waste processing and on environmentally friendly growing practices.
Our initial facility will collect raw material from the New York-Northern New Jersey metropolitan area. It is located near the confluence of two major highways in northern New Jersey, providing efficient access for the delivery of feedstock from throughout this geographic area. The facility is within a special recycling zone and has been approved for inclusion in the Middlesex County New Jersey Solid Waste Management Plan. When fully operational, the Woodbridge facility is expected to process approximately 78,000 tons of organic food waste, which will be diverted from landfills, and produce approximately 7,500 tons of dry product and 6,700 tons of liquid concentrate annually. We are in the process of negotiating options to lease property for additional facilities in Rhode Island, Massachusetts, and New York. Completion of these additional facilities will require additional capital.
Our principal business office is located at 7A Commercial Wharf West, Boston, Massachusetts 02110, and our telephone number is (617) 624-0111. Our website address is www.convertedorganics.com. Information contained on our website or any other website does not constitute part of this prospectus.
This Offering
On January 24, 2008, we entered into a private financing with three investors (the “Investors”) for a total amount of $4,500,000 (the “Financing”). The Financing was offered at an original issue discount of 10%. A placement fee of $225,000 was paid out of the proceeds. We received net proceeds of approximately $3,825,000, prior to deducting our attorneys’ fees, printing fees and other miscellaneous expenses of the Financing. We used the proceeds from the acquisition to finance an asset acquisition, to fund further development activities, and to provide working capital. As consideration for the Financing, the Investors received a note issued by us in the aggregate amount of $4,500,000 with interest accruing at 10% per annum to be paid monthly and with the principal balance to be paid in full one year from the closing date (the “Note”). In addition, we issued the Investors 750,000 Class A warrants and 750,000 Class B warrants, which may be exercised at $8.25 and $11.00 per warrant share, respectively (the “Warrants”). One half of the Warrants were delivered to the Investors, and one half are held in escrow (the “Escrow Warrants”). We agreed not to call any Warrants until a registration statement registering all of the Warrants is declared effective.
Within 75 days of the closing date, we will seek to gain shareholder approval for the issuance of a convertible debenture with an interest rate of 10% per annum and convertible to common stock at the conversion price of $6.00 per share (the “Convertible Debenture”). Upon shareholder approval, the Note will be replaced by the Convertible Debenture and the Escrow Warrants will be returned to the Company.
We agreed to file a registration statement covering the Warrants and the common stock underlying the Warrants (in an amount permissible under Rule 415 promulgated by the SEC under the Securities Act of 1933, as amended) within 30 days of the closing date. We also entered into a Security Agreement with the Investors whereby we granted the Investors with a security interest in our subsidiary Converted Organics of California, LLC and any and all assets that are acquired by the use of the funds from the Financing. In addition, the Company granted the Investors a security interest in our subsidiary Converted Organics of Woodbridge, LLC and all assets subordinate only to the current lien held by the holder of the current debt issued in connection with the initial plant of approximately $17,500,000.
The securities included in this prospectus represent 375,000 Class A Warrants (representing that portion of the Class A Warrants that have been delivered to the Investors pursuant to the Financing), 375,000 B Warrants (representing that portion of the Class B Warrants that have been delivered to the Investors pursuant to the Financing), and 750,000 shares of common stock issuable upon exercise of the 375,000 Class A Warrants and 375,000 Class B Warrants included in this prospectus. The 750,000 shares of common stock included in this prospectus represent approximately 31.25% of our public float of approximately 2,400,000 shares of common stock.
The Offering

Common stock outstanding prior to the offering	4,229,898*

Securities offered by selling securityholders	750,000 shares of common stock (issuable upon exercise of 375,000 Series A Warrants and 375,000 Series B Warrants), 375,000 Series A Warrants,

375,000 Series B Warrants

Common stock to be outstanding after the offering	4,979,898**

Use of proceeds	We will not receive any proceeds from the sale of the securities hereunder. See “Use of Proceeds” for a complete description.

*	As of December 31, 2007.

**	Assumes the full exercise of the Series A Warrants and Series B Warrants included in this prospectus.
RISK FACTORS
AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD CAREFULLY CONSIDER ALL OF THE RISKS DESCRIBED IN THIS PROSPECTUS. IF ANY OF THE RISKS DISCUSSED IN THIS PROSPECTUS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IF THIS WERE TO HAPPEN, THE PRICE OF OUR SECURITIES COULD DECLINE SIGNIFICANTLY AND YOU MAY LOSE ALL OR A PART OF YOUR INVESTMENT. OUR FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS ARE SUBJECT TO THE FOLLOWING RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED BY OUR FORWARD-LOOKING STATEMENTS AS A RESULT OF THE RISK FACTORS BELOW. SEE “FORWARD-LOOKING STATEMENTS.”
Risks Relating to Our Business
We are an early-stage venture with no operating history, and our prospects are difficult to evaluate.
We have not operated any facility, nor have we sold any products. Our activities to date have been limited to developing our business, and consequently there is no historical financial information related to operations available upon which you may base your evaluation of our business and prospects. The revenue and income potential of our business is unproven. We face all the risks inherent in a new business, including the expenses, difficulties, complications and delays frequently encountered in connection with conducting operations, including capital requirements and management’s potential underestimation of initial and ongoing costs. We also face the risk that we not be able to effectively implement our business plan. If we are not effective in addressing these risks, we will not operate profitably and we may not have adequate working capital to meet our obligations as they become due.
We expect to incur significant losses until we commence operations and perhaps for some time thereafter, and we may never operate profitably.
For the period from May 2, 2003 (inception of our predecessor companies) through September 30, 2007, we incurred an accumulated net loss of approximately $9,300,000. We will continue to incur significant losses, and assuming we successfully complete construction of our proposed Woodbridge, New Jersey facility and have become fully operational in early 2008, we do not expect to achieve profitability until early 2009. There is no assurance that we will be successful in our efforts to build and operate an organic waste conversion facility, or enter into agreements with waste haulers to receive “tip” fees for the organic food waste we use as our raw material, or customers to purchase our soil amendment products. Even if we successfully meet our objectives and begin operations at the Woodbridge facility, there is no assurance that we will be able to operate profitably, thereby potentially causing our securityholders to lose their investment.
If we are unable to manage our transition to an operating company effectively, our operating results will be adversely affected.
Failure to manage effectively our transition to an operating company will harm our business. To date, substantially all of our activities and resources have been directed at developing our business plan, arranging financing, licensing technology, obtaining permits and approvals, and securing a lease for our first facility and options for additional facilities. The transition to a converter of waste and manufacturer and vendor of fertilizer products will require effective planning and management. Our management does not have extensive experience in operating a manufacturing facility. In addition, future expansion will be expensive and will likely strain our management and other resources. We may not be able to transfer our skills to operating a facility or otherwise effectively manage our transition to an operating company.
Our plan to develop relationships with strategic partners and vendors may not be successful.
As part of our business strategy, we will need to develop short- and long-term relationships with strategic partners and vendors to conduct growth trials and other research and development activities, to assess technology, to engage in marketing activities, and to enter into waste collection, real estate development and construction agreements. For these efforts to succeed, we must identify partners and vendors whose competencies complement ours. We must also enter into agreements with them on attractive terms and integrate and coordinate their resources and capabilities with our own. If we are unsuccessful in our collaborative efforts, our ability to develop and market products could be severely limited or delayed.
If we fail to finalize important agreements or the final agreements are unfavorable compared with what we currently anticipate, the development of our business may be harmed in ways which may have a material negative effect on our financial performance.
The definitive versions of those anticipated agreements, permits, plans or proposals may not materialize or, if they do materialize, may not prove profitable to us, which may have a material negative effect on our financial performance.
We may be unable to effectively implement new transaction accounting, operational and financial systems.
To manage our operations, we will be required to implement complex transaction accounting, operational and financial systems, procedures and controls, and to retain personnel experienced in the use of these systems. Deficiencies in the design and operation of our systems, procedures and controls, including internal controls, could adversely affect our ability to record, process, summarize and report material financial information. Our planned systems, procedures and controls may be inadequate to support our future operations.
Our future success is dependent on our existing key employees, and hiring and assimilating new key employees, and our inability to attract or retain key personnel in the future would materially harm our business and results of operations.
Our success depends on the continuing efforts and abilities of our current management team, particularly Edward J. Gildea, our president, chief executive officer, and chairman, David R. Allen, our chief financial officer, and John A. Walsdorf, our vice president and chief operating officer.. In addition, our future success will depend, in part, on our ability to attract and retain highly skilled employees, including management, technical and sales personnel. The loss of services of any of our key personnel, the inability to attract or retain key personnel in the future, or delays in hiring required personnel could materially harm our business and results of operations. We may be unable to identify and attract highly qualified employees in the future. In addition, we may not be able to successfully assimilate these employees or hire qualified personnel to replace them.
Constructing and equipping our manufacturing facility may take longer and cost more than we expect.
Equipping and completing our initial facility will require a significant investment of capital and substantial engineering expenditures, and is subject to significant risks, including risks of delays, equipment problems, cost overruns, including the cost of raw materials such as stainless steel, and other start-up and operating difficulties. Our conversion processes will use custom-built, patented equipment that may not be delivered and installed in our facility in a timely manner for many reasons, including but not limited to the inability of the supplier of this equipment to perform. In addition, this equipment may take longer and cost more to debug than planned and may never operate as designed. If we experience any of these or similar difficulties, we may be unable to complete our facilities, and our results may be materially affected.
We have little or no experience in the organic waste or fertilizer industries, which increases the risk of our inability to build and operate our facilities.
We are currently, and are likely for some time to continue to be, dependent upon our present management team. Most of these individuals are experienced in business generally, but not organizing the construction, equipping and start up of an organic waste conversion facility, and governing and operating a public company. In addition, none of our directors has any experience in the organic waste or fertilizer products industries. As a result, we may not develop our business successfully.
We will depend on contractors unrelated to us to build our organic waste conversion facility, and their failure to perform could harm our business, and hinder our ability to operate profitably.
We have entered into guaranteed maximum price contracts with construction, mechanical, and electrical contractors to build our Woodbridge facility. Although we believe each of these companies is qualified, we have no prior experience with any of them. If any company were to fail to perform, there is no assurance that we would be able to obtain a suitable replacement on a timely basis.
We license technology from a third party, and our failure to perform under the terms of the license could result in material adverse consequences.
We intend to use certain licensed technology and patented pieces of process equipment in our Woodbridge facility that will be obtained from International Bio-Recovery Corporation (“IBRC”). The license contains various performance criteria, and if we fail to perform under the terms of the license, the license may be terminated by the licensor, and we will have to modify our process and employ other equipment that may not be available on a timely basis or at all. If we are unable to use different technology and equipment, we may not be able to operate the Woodbridge facility successfully. If the license agreement is terminated or held invalid for any reason, or if it is determined that IBRC has improperly licensed its process to us, the occurrence of such event will adversely affect our operations and revenues.
The technology we will use to operate our facilities is unproven at the scale we intend to operate.

While IBRC has operated a facility in British Columbia using the Enhanced Autothermal Thermophilic Aerobic Digestion process, its plant is smaller than our planned Woodbridge facility. IBRC developed the initial drawings for our Woodbridge facility, but neither IBRC nor we have operated a plant of the proposed size.
Our Woodbridge facility site may have unknown environmental problems that could be expensive and time consuming to correct, which may delay construction and delay our ability to generate revenue.
There can be no assurance that we will not encounter hazardous environmental conditions at the Woodbridge facility site or any additional facility sites that may delay the construction of our organic waste conversion facilities. Upon encountering a hazardous environmental condition, our contractor may suspend work in the affected area. If we receive notice of a hazardous environmental condition, we may be required to correct the condition prior to continuing construction. The presence of a hazardous environmental condition will likely delay construction of the particular facility and may require significant expenditures to correct the environmental condition. If we encounter any hazardous environmental conditions during construction that require time or money to correct, such event could delay our ability to generate revenue.
We may not be able to successfully operate our manufacturing facility.
Although we intend to hire a firm with substantial operational experience to operate our Woodbridge facility, we have not developed or operated any manufacturing facilities of any kind. Our Woodbridge facility, if completed, would be the first commercial facility of its kind in the United States and may not function as anticipated. In addition, the control of the manufacturing process will require operators with extensive training and experience which may be difficult to attain.
Our lack of business diversification may have a material negative effect on our financial performance.
We expect to have only two planned products to sell to customers to generate revenue: dry and liquid soil amendment products. We do not expect to have any other products. Although we also expect to receive “tip” fees, our lack of business diversification could have a material adverse effect on our operations.
We may not be able to manufacture our products in commercial quantities or sell them at competitive prices.
To date, we have not produced any products. We may not be able to manufacture the planned products in commercial quantities or sell them at prices competitive with other similar products.
We may be unable to establish marketing and sales capabilities necessary to commercialize and gain market acceptance for our potential products.
We currently have limited sales and marketing capabilities. We will need to either hire sales personnel with expertise in the markets we intend to address or contract with others to provide sales support. Co-promotion or other marketing arrangements to commercialize our planned products could significantly limit the revenues we derive from our products, and these parties may fail to commercialize these products successfully. Our planned products address different markets and can be offered through multiple sales channels. Addressing each market effectively will require sales and marketing resources tailored to the particular market and to the sales channels that we choose to employ, and we may not be able to develop such specialized marketing resources.
Pressure by our customers to reduce prices and agree to long-term supply arrangements may adversely affect our net sales and profit margins.
Our potential customers, especially large agricultural companies, are often under budgetary pressure and are very price sensitive. Our customers may negotiate supply arrangements with us well in advance of delivery dates, thereby requiring us to commit to product prices before we can accurately determine our final costs. If this happens, we may have to reduce our conversion costs and obtain higher volume orders to offset lower average sales prices. If we are unable to offset lower sales prices by reducing our costs, our gross profit margins will decline, which could have a material negative effect on our financial performance.
The fertilizer industry is highly competitive, which may adversely affect our ability to generate and grow sales.
Chemical fertilizers are manufactured by many companies and are plentiful and relatively inexpensive. In addition, the number of fertilizer products registered as “organic” with the Organic Materials Review Institute increased by approximately 50% from 2002 to 2005. If we fail to keep up with changes affecting the markets that we intend to serve, we will become less competitive, adversely affecting our financial performance.
Defects in our products or failures in quality control could impair our ability to sell our products or could result in product liability claims, litigation and other significant events with substantial additional costs.

Detection of any significant defects in our products or failure in our quality control procedures may result in, among other things, delay in time-to-market, loss of sales and market acceptance of our products, diversion of development resources, and injury to our reputation. The costs we may incur in correcting any product defects may be substantial. Additionally, errors, defects or other performance problems could result in financial or other damages to our customers, which could result in litigation. Product liability litigation, even if we prevail, would be time consuming and costly to defend. We do not presently maintain product liability insurance, and any product liability insurance we may obtain may not be adequate to cover claims.
Energy and fuel cost variations could adversely affect operating results and expenses.
Energy costs, particularly electricity and natural gas, are expected to constitute a substantial portion of our operating expenses. The price and supply of energy and natural gas are unpredictable and fluctuate based on events outside our control, including demand for oil and gas, weather, actions by OPEC and other oil and gas producers, and conflict in oil-producing countries. Price escalations in the cost of electricity or reductions in the supply of natural gas could increase operating expenses and negatively affect our results of operations. We may not be able to pass through all or part of the increased energy and fuel costs to our customers.
We may not be able to obtain sufficient organic material.
Competing disposal outlets for organic food waste and increased demand for applications such as biofuels may develop and adversely affect our business. To fully utilize the tip floor and to manufacture our products, we are dependent on a stable supply of organic food waste. Insufficient food waste feedstock will adversely affect our efficiency and may cause us to increase our tip fee discount from prevailing rates, likely resulting in reduced revenues and net income.
Our license agreement with IBRC restricts the territory into which we may sell our planned products and grants a cooperative a right of first refusal to purchase our products.
We have entered into a license agreement with IBRC which among other terms contains a restriction on our right to sell our planned products outside a territory defined generally as the Eastern Seaboard of the United States. The license agreement also grants a proposed cooperative of which IBRC is a member a right of first refusal to purchase the products sold from our Woodbridge facility under certain circumstances. While we believe that the territory specified in the license agreement is broad enough to easily absorb the amount of product we plan to produce and that the right of first refusal will not impair our ability to sell our products, these restrictions may have a material adverse effect on the volume and price of our product sales. We may in addition become completely dependent on a third party for the sale of our products.
Our fertilizer products will be sold under an unproven name.
Our licensing agreement with IBRC requires that we market our planned products from our Woodbridge facility under the brand name “Genica.” No fertilizer products have been sold in our geographic market under that name, and the name may not be accepted in our marketplace.
Successful infringement claims by third parties could result in substantial damages, lost product sales and the loss of important proprietary rights.
We may have to defend ourselves against patent and other infringement claims asserted by third parties regarding the technology we have licensed, resulting in diversion of management focus and additional expenses for the defense of claims. In addition, as a result of a patent infringement suit, we may be forced to stop or delay developing, manufacturing or selling potential products that are claimed to infringe a patent covering a third party’s intellectual property unless that party grants us rights to use its intellectual property. We may be unable to obtain these rights on terms acceptable to us, if at all. If we cannot obtain all necessary licenses on commercially reasonable terms, we may be unable to continue selling such products. Even if we are able to obtain rights to a third party’s patented intellectual property, these rights may be non-exclusive, and therefore our competitors may obtain access to the same intellectual property. Ultimately, we may be unable to commercialize our potential products or may have to cease some or all of our business operations as a result of patent infringement claims, which could severely harm our business.
Our license agreement with IBRC imposes obligations on us related to infringement actions that may become burdensome or result in termination of our license agreement.
If our use of the licensed technology is alleged to infringe the intellectual property of a third party, we may become obligated to defend such infringement action. Although IBRC has agreed to bear the costs of such defense, if the licensed technology is found by a court to be infringing, IBRC may terminate the license agreement, which may prevent us from continuing to operate our conversion facility. In such an event, we may become obligated to find alternative technology or to pay a royalty to a party other than IBRC to continue to operate.
If a third party is allegedly infringing any of the licensed technology, then either we or IBRC may attempt to enforce the IBRC intellectual property rights. In general, our possession of rights to use the know-how related to the licensed technology will not be sufficient to prevent others from employing similar technology that we believe is infringing. Any such enforcement action against alleged infringers, whether by us or by IBRC, may be required to be maintained at our expense under the terms of the license agreement. The costs of such an enforcement action may be prohibitive, reduce our net income, if any, or prevent us from continuing operations.
Because we have limited liquidity and capital resources, we will need significant additional capital to finance working capital in early 2008, which we may be unable to obtain.
As of September 30, 2007, we had approximately $465,000 of indebtedness (excluding the $17,500,000 New Jersey EDA Bond), $375,000 of which matures on December 31, 2008. We believe that we have sufficient capital resources to complete the construction of the Woodbridge, NJ facility; however, we anticipate needing additional funds to finance working capital in early 2008. The source of additional funds may be (a) new debt and equity financing, (b) release of approximately $1,000,000 of funds held at our subsidiary upon completion of the construction of the Woodbridge, NJ facility, or (c) drawings under $1,825,000 letter of credit. The occurrence of additional debt is subject to the consent of the holder of the New Jersey EDA Bond, and the terms of the letter of credit may limit the amount of drawings based upon the our stock price at the time of borrowing under the letter of credit. There can be no assurance that such financing will be available in amounts or on terms acceptable to us, if at all.
We will need to obtain additional debt and equity financing to complete subsequent stages of our business plan.
We will need to obtain additional debt and equity financing to complete subsequent phases of our business plan. We may issue additional securities in the future with rights, terms and preferences designated by our Board of Directors, without a vote of stockholders, which could adversely affect your rights. Additional financing will likely cause dilution to our stockholders and could involve the issuance of securities with rights senior to the outstanding shares. There is no assurance that such funds will be sufficient, that the financing will be available on terms acceptable to us and at such times as required, or that we will be able to obtain the additional financing required, if any, for the continued operation and growth of our business. Any inability to raise necessary capital will have a material adverse effect on our ability to meet our projections, deadlines and goals and will have a material adverse effect on our revenues and net income.
Our agreements with our bond investor may hinder our ability to operate our business by imposing restrictive loan covenants, which may prohibit us from borrowing additional funds, repaying other indebtedness or paying dividends or taking other actions to manage or expand our business.
The terms of the bond guaranty executed by us as manager of Converted Organics of Woodbridge LLC., in connection with the issuance of the New Jersey EDA Bond, prohibit us from paying debt and other obligations that funded our working capital until certain ratios of Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) to debt service are met. As of September 30, 2007, we had approximately $375,000 and $90,000 of indebtedness, other than the New Jersey EDA Bond, which mature on December 31, 2008 and May 2, 2009, respectively.
Mandatory redemption of our bonds could have a material adverse effect on our liquidity and cash resources.
The New Jersey EDA Bond is subject to mandatory redemption by us if the Woodbridge facility is condemned, we cease to operate the facility, the New Jersey EDA Bond becomes taxable, a change in control of the Company occurs and under certain other circumstances. Depending upon the circumstances, such an event could require a payment to our bondholder ranging between 100% and 110% of the principal amount of the New Jersey EDA Bond, plus interest. If we are unable to obtain additional financing from other sources, the requirement that we pay cash in connection with such mandatory redemption will have a material adverse effect on our liquidity and cash resources, and may impair our ability to continue to operate.
The communities where our facilities may be located may be averse to hosting waste handling and manufacturing facilities.
Local residents and authorities in communities where our facilities may be located may be concerned about odor, vermin, noise, increased truck traffic, air pollution, decreased property values, and public health risks associated with operating a manufacturing facility in their area. These constituencies may oppose our permitting applications or raise other issues regarding our proposed facilities, which may prevent us from having the facilities constructed, or operating the facilities according to our business plan.
Our facilities will require certain permits to operate, which we may not be able to obtain or obtain on a timely basis.
For our Woodbridge facility, we must obtain various permits and approvals to operate a recycling center and a manufacturing facility, including among others a Class C recycling permit, land use and site plan approval, an air quality permit, a water discharge permit, a storm water runoff permit, and building construction permits. We may not be able to secure all the necessary permits on a timely basis or at all, which may prevent us from operating the facility according to our business plan.
For our additional facilities, we may need certain permits to operate solid waste or recycling facilities as well as permits for our sewage connection, water supply, land use, air emission, and wastewater discharge. The specific permit and approval requirements are set by the state and the various local jurisdictions, including but not limited to city, town, county, township and state agencies having control over the specific properties. Lack of permits to construct, operate or maintain our facilities will severely and adversely affect our business.

Changes in environmental regulations or violations of such regulations could result in increased expense and could have a material negative effect on our financial performance.
We will be subject to extensive air, water and other environmental regulations and will need to obtain a number of environmental permits to construct and operate our planned facilities. If for any reason any of these permits are not granted, construction costs for our organic waste conversion facilities may increase, or the facilities may not be constructed at all. Additionally, any changes in environmental laws and regulations, both at the federal and state level, could require us to invest or spend considerable resources in order to comply with future environmental regulations. The expense of compliance could be significant enough to reduce our net income and have a material negative effect on our financial performance.
Risks Related to Investment in Our Securities
As a public company, we will be subject to complex legal and accounting requirements that will require us to incur substantial expense and will expose us to risk of non-compliance.
As a public company, we will be subject to numerous legal and accounting requirements that do not apply to private companies. The cost of compliance with many of these requirements is substantial, not only in absolute terms but, more importantly, in relation to the overall scope of the operations of a small company. Our inexperience with these requirements may increase the cost of compliance and may also increase the risk that we will fail to comply. Failure to comply with these requirements can have numerous adverse consequences including, but not limited to, our inability to file required periodic reports on a timely basis, loss of market confidence, delisting of our securities, and governmental or private actions against us. We cannot assure you that we will be able to comply with all of these requirements or that the cost of such compliance will not prove to be a substantial competitive disadvantage vis-à-vis our privately held competitors as well as our larger public competitors.
The Class A Warrants may be redeemed on short notice, which may have an adverse effect on their price.
We may redeem the Class A Warrants for $0.25 per Warrant (subject to adjustment in the event of a stock split, dividend or the like) on 30 days’ notice at any time after (i) August 8, 2007 and (ii) the date on which the last reported sale price per share of our common stock as reported by the principal exchange or trading facility on which our common stock trades equals or exceeds $9.35 for five consecutive trading days. If we give notice of redemption, holders of our Class A Warrants will be forced to sell or exercise the Class A Warrants they hold or accept the redemption price. The notice of redemption could come at a time when, under specific circumstances or generally, it is not advisable or possible for holders of our public Warrants to sell or exercise the Class A Warrants they hold.
While the Class A and Class B Warrants are outstanding, it may be more difficult to raise additional equity capital.
During the term that the Class A Warrants and Class B Warrants are outstanding, the holders of those Warrants are given the opportunity to profit from a rise in the market price of our common stock. In addition, the Class B Warrants are not redeemable by us. We may find it more difficult to raise additional equity capital while these Warrants are outstanding. At any time during which these Warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms from other sources.
If we issue shares of preferred stock, your investment could be diluted or subordinated to the rights of the holders of preferred stock.
Our Board of Directors is authorized by our Certificate of Incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series without any further vote or action by our stockholders. Any shares of preferred stock so issued could have priority over our common stock with respect to dividend or liquidation rights. Although we have no plans to issue any shares of preferred stock or to adopt any new series, preferences or other classification of preferred stock, any such action by our Board of Directors or issuance of preferred stock by us could dilute your investment in our common stock and warrants or subordinate your holdings to the shares of preferred stock.
Future issuances or sales, or the potential for future issuances or sales, of shares of our common stock may cause the trading price of our securities to decline and could impair our ability to raise capital through subsequent equity offerings.
We have agreed to pay a 5% common stock dividend to holders of record of our common stock at the end of each calendar quarter, beginning with the first quarter of 2007, until the Woodbridge facility has commenced commercial operations. The additional shares of our common stock distributed pursuant to such stock dividends could cause the market price of our common stock to decline and could have an adverse effect on our earnings per share, if and when we become profitable. In addition, future sales of a substantial number of shares of our common stock or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our common stock and our Class A and Class B Warrants to decline, and could materially impair our ability to raise capital through the sale of additional securities.
If we do not maintain an effective registration statement or comply with applicable state securities laws, you may not be able to exercise the Class A or Class B Warrants.

For you to be able to exercise the Class A or Class B Warrants, the shares of our common stock to be issued to you upon exercise of the Class A or Class B Warrants must be covered by an effective and current registration statement and qualify or be exempt under the securities laws of the state or other jurisdiction in which you live. We cannot assure you that we will continue to maintain a current registration statement relating to the shares of our common stock underlying the Class A or Class B Warrants. If at their expiration date the Warrants are not currently exercisable, the expiration date will be extended for 30 days following notice to the holders of the Warrants that the Warrants are again exercisable. If we cannot honor the exercise of Warrants, and the securities underlying the Warrants are listed on a securities exchange or if there are three independent market makers for the underlying securities, we may, but are not required to, settle the Warrants for a price equal to the difference between the closing price of the underlying securities and the exercise price of the Warrants. In summary, you may encounter circumstances in which you will be unable to exercise the Class A or Class B Warrants. In those circumstances, we may, but are not required to, redeem the Warrants by payment in cash. Consequently, there is a possibility that you will never be able to exercise the Class A or Class B Warrants, and that you will never receive shares or payment of cash in settlement of the Warrants. This potential inability to exercise the Class A or Class B Warrants, and the possibility that we will never elect to settle Warrants in shares or cash, may have an adverse effect on demand for the Warrants and the prices that can be obtained from reselling them.
FORWARD-LOOKING STATEMENTS
We make forward-looking statements in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases, that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. In some cases, you may identify forward-looking statements by words such as “may,” “should,” “plan,” “intend,” “potential,” “continue,” “believe,” “expect,” “predict,” “anticipate” and “estimate,” the negative of these words or other comparable words. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, including those events and factors described in “Risk Factors,” not all of which are known to us.
USE OF PROCEEDS
We will not receive any proceeds upon the sale of any of the securities registered on behalf of the Selling Securityholders.
Should the Class A Warrants and Class B Warrants included in this prospectus be exercised, we will receive total proceeds of approximately $7,218,750. If received, we expect to use these proceeds to fund working capital and general corporate expenses. There is no assurance that any of the Warrants will be exercised.
SELLING SECURITYHOLDERS
Below is information with respect to the beneficial ownership of our securities by the Selling Securityholders as of February 11, 2008. Except as described below, the Selling Securityholders do not have, or have had, any position, office or other material relationship with us or any of our affiliates beyond their investment in, or receipt of, our securities. See “Plan of Distribution” for additional information about the Selling Securityholders and the manner in which the Selling Securityholders may dispose of their securities. Beneficial ownership has been determined in accordance with the rules of the SEC, and includes voting or investment power with respect to the securities. Our registration of these securities does not necessarily mean that the Selling Securityholders will sell any or all of the securities covered by this prospectus.
We are registering 375,000 Class A Warrants, 375,000 Class B Warrants, and 750,000 shares of common stock underlying the Warrants included in this prospectus, for resale from time to time by the Selling Securityholders identified in this prospectus. The aggregate 750,000 Warrants included in this prospectus represent the portion of the aggregate 1,500,000 Warrants issued to the Selling Securityholders in a private placement completed in January 2008, which has been delivered to the Selling Securityholders. The remaining portion of the Series A Warrants and Series B Warrants issued to the Selling Securityholders, consisting of an aggregate 750,000 Warrants, are held in escrow. Within 75 days of the closing of the private placement, we will seek to gain shareholder approval for the issuance of a convertible debenture with an interest rate of 10% per annum and convertible to common stock at the conversion price of $6.00 per share. If shareholder approval is obtained, the note issued in the private placement will be replaced by the convertible debenture and the Warrants held in escrow will be returned to the Company, upon such shareholder approval. The 750,000 shares of common stock included in this prospectus represents approximately 31.25% of our public float of approximately 2,400,000 shares.
The Warrants cannot be exercised prior to the shares of common stock underlying the Warrants being covered by an effective registration statement.

The information set forth in the following table regarding the beneficial ownership after resale of securities assumes that the Selling Stockholder will purchase the maximum number of shares of common stock provided for by the Warrants and will sell all of the shares of common stock owned by that Selling Stockholder covered by this prospectus. There is no assurance that any of the Warrants will be exercised.

Selling	Number of Series A	% of Series A	Securities included	Number of Series A	% of Series A
Securityholder	Warrants, Series B	Warrants, Series B	in this prospectus	Warrants, Series B	Warrants, Series B
	Warrants, and	Warrants, and		Warrants, and	Warrants, and
	shares of common	shares of common		shares of common	common stock owned
	stock owned prior	stock owned prior		stock owned after	after offering (1)
	to offering	to offering		offering (1)

Professional Offshore Opportunity Fund, Ltd. 1400 Old Country Road, Suite 206 Westbury, NY 11590 (2)	600,000 Series A Warrants, 600,000 Series B Warrants, 0 shares of common stock (3)	15.9% of Series A Warrants, 15.9% of Series B Warrants, 0% of common stock	300,000 Series A Warrants, 300,000 Series B Warrants, 600,000 shares of common stock (4)	300,000 Series A Warrants, 300,000 Series B Warrants, 0 shares of common stock	9.9% of Series A Warrants, 9.9% of Series B Warrants, 0% of common stock

Professional Traders Fund, LLC 1400 Old Country Road, Suite 206 Westbury, NY 11590 (5)	67,500 Series A Warrants, 67,500 Series B Warrants, 0 shares of common stock (6)	1.8% of Series A Warrants, 1.8% of Series B Warrants, 0% of common stock	33,750 Series A Warrants, 33,750 Series B Warrants, 67,500 shares of common stock (4)	33,750 Series A Warrants, 33,750 Series B Warrants, 0 shares of common stock	1.1% of Series A Warrants, 1.1% of Series B Warrants, 0% of common stock

High Capital Funding, LLC 333 Sandy Springs Circle, Suite 230 Atlanta, GA 30328 (7)	209,090 Series A Warrants, 209,090 Series B Warrants, 259,456 shares of common stock (8)	5.5% of Series A Warrants, 5.5% of Series B Warrants, 5.9% of common stock	41,250 Series A Warrants, 41,250 Series B Warrants, 82,500 shares of common stock (4)	167,840 Series A Warrants, 167,480 Series B Warrants, 259,456 shares of common stock	5.6% of Series A Warrants, 5.6% of Series B Warrants, 5.0% of common stock

(1)	Assuming that all securities offered here are sold.

(2)	Howard Berger is the manager of Professional Offshore Opportunity Fund, Ltd., and in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 as amended may be deemed to be a control person with voting and investment control (directly or with others), of the securities of Converted Organics owned by Professional Offshore Opportunity Fund, Ltd. Mr. Berger disclaims beneficial ownership of these securities. The Selling Securityholder has informed us that it is not a broker-dealer or an affiliate of a broker-dealer.

(3)	Includes 300,000 Series A Warrants and 300,000 Series B Warrants held in escrow. Does not include 1,200,000 shares of common stock underlying the Warrants owned by the Selling Securityholder. The Warrants cannot be exercised prior to the underlying shares being covered by an effective registration statement. Does not include securities beneficially owned by Professional Traders Fund, LLC. Professional Traders Fund, LLC is an affiliate of Professional Offshore Opportunity Fund, Ltd.

(4)	Represents the Warrants that have been delivered to the Selling Securityholder pursuant to the January 2008 Financing and the shares of common stock underlying such Warrants.

(5)	Howard Berger is the manager of Professional Traders Fund, LLC, and in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 as amended may be deemed to be a control person with voting and investment control (directly or with others), of the securities of Converted Organics owned by Professional Traders Fund, LLC. Mr. Berger disclaims beneficial ownership of these securities. The Selling Securityholder has informed us that it is not a broker-dealer or an affiliate of a broker-dealer.

(6)	Includes 33,750 Series A Warrants and 33,750 Series B Warrants held in escrow. Does not include 135,000 shares of common stock underlying the Warrants owned by the Selling Securityholder. The Warrants cannot be exercised prior to the underlying shares being covered by an effective registration statement. Does not include securities beneficially owned by Professional Offshore Opportunity Fund, Ltd. Professional Offshore Opportunity Fund, Ltd. is an affiliate of Professional Traders Fund, LLC.

(7)	High Capital Funding, LLC is managed by Profit Concepts, Ltd. Frank E. Hart is President, David A Rapaport is Executive Vice President and General Counsel, and Fred A. Brasch is the Chief Financial Officer, of Profit Concepts, Ltd. Mr. Hart, Mr. Rapaport, and Mr. Brasch, in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 as amended may be deemed to be control persons with voting and investment control (directly or with others), of the securities of Converted Organics owned by High Capital

Funding, LLC. Mr. Hart, Mr. Rapaport, and Mr. Brasch disclaim beneficial ownership of these securities. The Selling Securityholder has informed us that it is not a broker-dealer or an affiliate of a broker-dealer.

(8)	Includes 41,250 Series A Warrants and 41,250 Series B Warrants held in escrow. Includes 200,000 shares of common stock underlying exercisable warrants. Does not include 218,180 shares of common stock underlying warrants (including 82,500 Warrants included in this prospectus, and 82,500 Warrants held in escrow), the underlying shares of which have not been registered, as of February 11, 2008. The warrants cannot be exercised prior to the underlying shares being covered by an effective registration statement. Does not include 15,470 shares of common stock, 20,000 Class A warrants, and 20,000 Class B warrants, held by affiliates of High Capital Funding, LLC. High Capital Funding, LLC disclaims beneficial ownership of the securities held by its affiliates. High Capital Funding, LLC has contractually agreed not to exercise warrants to the extent that such exercise would cause High Capital Funding, LLC to be deemed to beneficially own more than 9.95% of Converted Organics’ common stock.
PLAN OF DISTRIBUTION
We are registering the Series A Warrants, Series B Warrants, and shares of common stock underlying the Series A Warrants and Series B Warrants on behalf of the Selling Securityholders. For the present holders of the Class A Warrants and Class B Warrants listed as Selling Securityholders to exercise the Warrants, there must be a current registration statement covering the common stock underlying the Class A Warrants and Class B Warrants on file with the Securities and Exchange Commission. We intend to maintain a current registration while the Class A Warrants and Class B Warrants are exercisable. The Class A Warrants and Class B Warrants expire on February 13, 2012. We are paying all costs, expenses and fees in connection with the registration of securities offered by this prospectus. Brokerage commissions, if any, attributable to the sale of securities will be borne by the Selling Securityholders.
We are also registering the initial issuance of shares of our common stock upon the exercise of the Class A and Class B Warrants acquired from the Selling Securityholders pursuant to this prospectus.
The Selling Securityholders or their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities on the Nasdaq Capital Market, Boston Stock Exchange, or any other stock exchange, market or trading facility on which our securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Securityholders may use any one or more of the following methods when selling securities:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	short sales;

•	privately negotiated transactions;

•	broker-dealers may agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per security;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law and the Subscription Agreement.
The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of our securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Securityholders may also sell our securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the Selling Securityholders from the sale of the securities offered by them will be the purchase price of the securities less discounts or commissions, if any. Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the Class A Warrants or Class B Warrants, by payment of cash, however, we will receive the exercise price of the Class A Warrants or Class B Warrants, as applicable.
The Selling Securityholders also may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.
The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the securities or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the securities may be underwriting discounts and commissions under the Securities Act.
Selling Securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
To the extent required, the securities to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates.
DESCRIPTION OF SECURITIES TO BE REGISTERED
This prospectus includes 750,000 shares of common stock, 375,000 Class A Warrants, and 375,000 Class B Warrants. Our authorized capital stock consists of 75,000,000 shares of common stock, $0.0001 par value, and 25,000,000 shares of preferred stock, $0.0001 par value. As of December 31, 2007, we had 4,229,898 shares of common stock and no shares of preferred stock outstanding. The following is a summary of the securities included in this prospectus. For more detailed information, please see our Certificate of Incorporation, bylaws, as amended (“Bylaws”), Form of Series A Warrant, and Form of Series B Warrant, which have been filed as exhibits to the registration statement of which this prospectus is a part.
Common Stock
Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary or involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock.
Holders of record of our common stock at the end of each calendar quarter, beginning with the first quarter of 2007, will receive a 5% common stock dividend until the Woodbridge facility has commenced commercial operations. We will not issue fractional shares as a part of the dividend program or shares with respect to the calendar quarter in which we commence commercial operations.
We have not declared or paid any cash dividends and do not intend to pay any cash dividends in the foreseeable future. We intend to retain any future earnings for use in the operation and expansion of our business. The terms of our New Jersey bond issue restrict our ability to pay cash dividends. Any future decision to pay cash dividends on common stock will be at the discretion of our board of directors and will depend upon, in addition to the terms of the New Jersey bond financing as well as any future bond or bank financings, our financial condition, results of operation, capital requirements and other factors our board of directors may deem relevant. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore. It is our present intention to retain earnings, if any, for use in its business. The payment of cash dividends on the common stock is, therefore, unlikely in the foreseeable future.
Class A Warrants
     General. As of February 11, 2008, there are 3,773,629 Class A Warrants issued and outstanding. The Class A Warrants may be exercised until the expiration date, which is February 13, 2012. Each Class A Warrant entitles the holder to purchase one share of common stock at an exercise price of $8.25 per share. This exercise price will be adjusted if specific events, summarized below, occur. A holder of Warrants will not be deemed a holder of the underlying stock for any purpose until the Warrant is exercised. If at their expiration date the Class A Warrants are not currently exercisable, the expiration date will be extended for 30 days following notice to the holders of the Warrants that the Warrants are again exercisable. If we cannot honor the exercise of Class A Warrants and the securities underlying the Warrants are listed on a securities exchange or if there are three independent market makers for the underlying securities, we may, but are not required to, settle the Warrants for a price equal to the difference between the closing price of the underlying securities and the exercise price of the Warrants. Because we are not required to settle the Warrants by payment of cash, and because there is a possibility that Warrant holders will not be able to exercise the

Warrants when they are in-the -money or otherwise, there is a risk that the Warrants will never be settled in shares or payment of cash. This may have an adverse effect on the demand for the Warrants and the prices that can be obtained from reselling them.
     Redemption. We have the right to redeem the Class A Warrants at a price of $0.25 per Warrant, after providing 30 days prior written notice to the Class A Warrantholders, at any time. We will send a written notice of redemption by certified or registered mail to holders of the Class A Warrants at their last known addresses appearing on the registration records maintained by the transfer agent. No other form of notice or publication will be required. If we call the Warrants for redemption, the holders of the Warrants will then have to decide whether to sell Warrants, exercise them before the close of business on the business day preceding the specified redemption date or hold them for redemption.
Class B Warrants
     General. As of February 11, 2008, there are 3,773,629 Class B Warrants issued and outstanding. The Class B Warrants may be exercised until the expiration date, which is February 13, 2012. Each Class B Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.00 per share. This exercise price will be adjusted if specific events, summarized below, occur. A holder of Warrants will not be deemed a holder of the underlying stock for any purpose until the Warrant is exercised. If at their expiration date the Class B Warrants are not currently exercisable, the expiration date will be extended for 30 days following notice to the holders of the Warrants that the Warrants are again exercisable. If we cannot honor the exercise of Class B Warrants and the securities underlying the Warrants are listed on a securities exchange or if there are three independent market makers for the underlying securities, we may, but are not required to, settle the Warrants for a price equal to the difference between the closing price of the underlying securities and the exercise price of the Warrants. Because we are not required to settle the Warrants by payment of cash, and because there is a possibility that Warrant holders will not be able to exercise the Warrants when they are in-the -money or otherwise, there is a risk that the Warrants will never be settled in shares or payment of cash. This may have an adverse effect on the demand for the Warrants and the prices that can be obtained from reselling them.
     No Redemption. The Class B Warrants are non-redeemable.
Provisions Applicable to the Class A and Class B Warrants
     Exercise. The holders of the Warrants may exercise them only if an appropriate registration statement is then in effect. To exercise a Warrant, the holder must deliver to our transfer agent the Warrant certificate on or before the expiration date or the redemption date, as applicable, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the number of Warrants being exercised. Fractional shares of common stock will not be issued upon exercise of the Warrants.
     Adjustments in Certain Events. We will make adjustments to the terms of the Warrants if certain events occur. If we distribute to our stockholders additional shares of common stock through a dividend or distribution, or if we effect a stock split of our common stock, we will adjust the total number of shares of common stock purchasable on exercise of a Warrant so that the holder of a Warrant thereafter exercised will be entitled to receive the number of shares of common stock the holder would have owned or received after such event if the Warrant holder had exercised the Warrant before the event causing the adjustment. The aggregate exercise price of the Warrant will remain the same in that circumstance, but the effective purchase price per share of common stock purchasable upon exercise of the Warrant will be proportionately reduced because a greater number of common stock shares will then be purchasable upon exercise of the adjusted Warrant. We will make equivalent changes in Warrants if we effect a reverse stock split.
     In the event of a capital reorganization or reclassification of our common stock, the Warrants will be adjusted so that thereafter each Warrant holder will be entitled to receive upon exercise the same number and kind of securities that such holder would have received if the Warrant had been exercised before the capital reorganization or reclassification of our common stock and the securities received on such exercise had been held through the record date of the reorganization or recapitalization.
     If we merge or consolidate with another corporation, or if we sell our assets as an entirety or substantially as an entirety to another corporation, we will make provisions so that Warrant holders will be entitled to receive upon exercise of a Warrant the kind and number of securities, cash or other property that would have been received as a result of the transaction by a person who was our stockholder immediately before the transaction and who owned the same number of shares of common stock for which the Warrant was exercisable immediately before the transaction. No adjustment to the Warrants will be made, however, if a merger or consolidation does not result in any reclassification or change in our outstanding common stock.
Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws
     Our Certificate of Incorporation and Bylaws contain a number of provisions that could make our acquisition by means of a tender or exchange offer, a proxy contest or otherwise more difficult. These provisions are summarized below.
     Removal of Directors. Our Bylaws provide that our directors may only be removed by the affirmative vote of the shares entitled to vote at an election of directors; provided, however, that if less than the entire board of directors is to be removed, no one director may be removed if the vote cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire Board of Directors. Although our Bylaws do not give the Board the power to approve or disapprove stockholder nominations for the election of directors or of any other business stockholders desire to conduct at an annual or any other meeting, the Bylaws may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed, or discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control, even if the conduct of that solicitation or attempt might be beneficial to our stockholders.
     Staggered Board. Staggered terms tend to protect against sudden changes in management and may have the effect of delaying, deferring or preventing a change in our control without further action by our stockholders. Our Board of Directors is divided into three classes, with one class of directors elected at each year’s annual stockholder meeting.
     Special Meetings. Our Bylaws provide that special meetings of stockholders can be called by the President, at the request of a majority of the Board of Directors at the written request of holders of at least 50% of the shares outstanding and entitled to vote.
     Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. The ability to issue preferred stock may have the effect of deferring hostile takeovers or delaying changes in control or management of our Company.
     Delaware Anti-Takeover Statute. We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging under certain circumstances in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:
•	Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder.

•	Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer.

•	On or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board of Directors does not approve in advance. We also anticipate that Section 203 may also discourage attempted acquisitions that might result in a premium over the market price for the shares of common stock held by stockholders.
The provisions of Delaware law, our Certificate of Incorporation and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Transfer Agent, Warrant Agent and Registrar
The transfer agent and registrar for our common stock and warrant agent for the Warrants is Computershare Shareholder Services, Inc., and its wholly owned subsidiary, Computershare Trust Company, N.A., 250 Royall Street, Canton, Massachusetts 02021.
Listing
Our common stock, Class A Warrants and Class B Warrants are listed on the Nasdaq Capital Market and the Boston Stock Exchange.
LEGAL MATTERS
The validity of the securities will be passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS
The financial statements incorporated by reference in this prospectus have been audited by Carlin, Charron & Rosen, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
Our Certificate of Incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:
•	Any breach of their duty of loyalty to our Company or our stockholders.

•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

•	Any transaction from which the director derived an improper personal benefit.
Our Bylaws, as amended (“Bylaws”) provide that we are required to indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by Delaware law. Our Bylaws also provide that we shall advance expenses incurred by a director or officer before the final disposition of any action or proceeding upon receipt of an undertaking from or on behalf of that director or officer to repay the advance if it is ultimately determined that he or she is not entitled to be indemnified. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the Board of Directors. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
Insofar as we may permit indemnification for liabilities arising under the Securities Act to directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy, as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The following table sets forth an estimate of the costs and expenses payable by us in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission (“SEC”) registration fee:

Securities and Exchange Commission Registration Fee	$406
Accounting Fees and Expenses	5,000
Legal Fees and Expenses	50,000
Miscellaneous	4,000

Total	$59,400

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
Our Certificate of Incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:
•	Any breach of their duty of loyalty to our Company or our stockholders.

•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

•	Any transaction from which the director derived an improper personal benefit.
Our bylaws, as amended (“Bylaws”) provide that we are required to indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by Delaware law. Our Bylaws also provide that we shall advance expenses incurred by a director or officer before the final disposition of any action or proceeding upon receipt of an undertaking from or on behalf of that director or officer to repay the advance if it is ultimately determined that he or she is not entitled to be indemnified. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the Board of Directors. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
Insofar as we may permit indemnification for liabilities arising under the Securities Act to directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy, as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

ITEM 16. EXHIBITS

Exhibit
Number	Description
4.1	Certificate of Incorporation (filed as an exhibit to our Registration Statement on Form SB-2 (File No. 333-135714) filed on June 21, 2006, and incorporated herein by reference)
4.2	Bylaws (filed as an exhibit to our Registration Statement on Form SB-2 (File No. 333-135714) filed on June 21, 2006, and incorporated herein by reference)
4.3	Amendment to Bylaws (filed as an exhibit to our Report on Form 8-K filed on September 10, 2007 and incorporated herein by reference
4.4	Form of common stock certificate (filed as an exhibit to our Registration Statement on Form SB-2 (File No. 333-135714) filed on June 21, 2006, and incorporated herein by reference)
4.5	Form of Class A Warrant (included in Exhibit 4.7)
4.6	Form of Class B Warrant (included in Exhibit 4.7)
4.7	Form of Warrant Agreement between the Company and Computershare Shareholder Services, Inc. (filed as an exhibit to our Registration Statement on Form SB-2 (File No. 333-135714) filed on June 21, 2006, and incorporated herein by reference)
5.1	Opinion of Sichenzia Ross Friedman Ference LLP
23.1	Consent of Carlin, Charron & Rosen LLP
23.2	Consent of Sichenzia Ross Freidman Ference LLP (included in Exhibit 5.1)
24	Power of Attorney (included on Page II-6)

ITEM 17. UNDERTAKINGS
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however , that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the Registration Statement is on Form S-3 and if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (A) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

     (6) That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and
     (iv) Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on February 13, 2008.

Converted Organics Inc.
By:	/s/ Edward J. Gildea
Edward J. Gildea, Chairman, President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward J. Gildea, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward J. Gildea Edward J. Gildea	Chairman, President and Chief Executive Officer (Principal Executive Officer)	February 13, 2008

/s/ David R. Allen David R. Allen	Chief Financial Officer (Principal Financial Officer)	February 13, 2008

/s/ Ellen P. Geoffrey Ellen P. Geoffrey	Director of Finance and Accounting (Principal Accounting Officer)	February 13, 2008

/s/ William A. Gildea	Director	February 13, 2008
William A. Gildea

/s/ Edward A. Stoltenberg	Director	February 13, 2008
Edward A. Stoltenberg

	Director	February 13, 2008
Robert E. Cell

/s/ John P. DeVillars	Director	February 13, 2008
John P. DeVillars